Exhibit 99.1

Date: November 4, 2025	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, November 4, 2025 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2025. Revenues for the quarter were $240 million, an increase from $224 million in the September quarter of 2024. Earnings per share for the quarter were $0.54, compared to $0.45 in the same quarter of the prior year. Revenues for the six months ended September 30, 2025 were $474 million, an increase from $436 million during the six months ended September 30, 2024. Earnings per share for the six months ended September 30, 2025 were $1.06, compared to $0.87 during the six months ended September 30, 2024. The earnings per share numbers for the current and prior year have been adjusted to reflect the three-for-one stock split of its common stock which was paid on December 24, 2024.

Second Quarter Fiscal Year 2026 Highlights

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Revenue increased 7% to $240 million, compared to second quarter of fiscal year 2025.
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Gross profit increased 15% to $58.2 million, at 24% gross margin, compared to second quarter of fiscal year 2025 gross profit of $50.7 million.
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Diluted earnings per share increased 20% to $0.54, compared to second quarter of fiscal year 2025 diluted earnings per share of $0.45.
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Exited the quarter with $207 million of cash, cash equivalents, and no borrowings.
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The Company repurchased $12.8 million of common stock during the quarter.

During the quarter, CorVel effectively navigated an evolving market shaped by workforce challenges, pricing pressures in the commercial health sector, and rapid advancements in artificial intelligence. Within Workers’ Compensation, a generational shift has created a shortage of experienced professionals, which is being addressed by developing new talent and strengthening long-term capability. Through CorVel U, the Company is not only building a skilled pipeline of professionals but also establishing a distinct competitive advantage, positioning CorVel as a leader in workforce development. While broader labor constraints remain, the intentional investment in people is delivering improved retention and sustained service quality for the Company's partners.

At the same time, CorVel is leveraging emerging technologies, including Agentic AI, to enhance efficiency, speed, and scalability across operations. Agentic AI is enabling the automation of complex, multi-step processes, supporting claims professionals and accelerating software development. Within CERIS, AI-driven review and automation tools are improving accuracy, compliance, and partner savings, while within Property & Casualty, new supervisory and communication platforms are enhancing claims management and customer engagement. Across all business lines, CorVel remains committed to responsible AI practices that augment human expertise, drive innovation, and strengthen the Company’s value proposition.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Six Months Ended September 30, 2025 (unaudited) and September 30, 2024 (unaudited)

Quarter Ended	September 30, 2025	September 30, 2024
Revenues	$239,643,000	$224,380,000
Cost of revenues	181,466,000	173,632,000
Gross profit	58,177,000	50,748,000
General and administrative	22,277,000	22,078,000
Income from operations	35,900,000	28,670,000
Income tax provision	7,994,000	5,272,000
Net income	$27,906,000	$23,398,000
Earnings Per Share:
Basic	$0.54	$0.46
Diluted	$0.54	$0.45
Weighted Shares
Basic	51,314,000	51,399,000
Diluted	51,723,000	52,023,000

Six Months Ended	September 30, 2025	September 30, 2024
Revenues	$474,354,000	$436,102,000
Cost of revenues	359,552,000	337,200,000
Gross profit	114,802,000	98,902,000
General and administrative	43,619,000	42,198,000
Income from operations	71,183,000	56,704,000
Income tax provision	16,042,000	11,729,000
Net income	$55,141,000	$44,975,000
Earnings Per Share:
Basic	$1.07	$0.88
Diluted	$1.06	$0.87
Weighted Shares
Basic	51,333,000	51,381,000
Diluted	51,817,000	51,981,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

September 30, 2025 (unaudited) and March 31, 2025

	September 30, 2025	March 31, 2025
Cash	$207,453,000	$170,584,000
Customer deposits	112,302,000	101,472,000
Accounts receivable, net	104,919,000	104,126,000
Prepaid taxes and expenses	9,593,000	10,507,000
Property, net	111,174,000	92,052,000
Goodwill and other assets	47,062,000	46,410,000
Right-of-use asset, net	19,178,000	20,825,000
Total	$611,681,000	$545,976,000
Accounts and taxes payable	$23,110,000	$16,792,000
Accrued liabilities	207,219,000	187,244,000
Long-term lease liabilities	18,575,000	19,953,000
Paid-in capital	258,516,000	250,412,000
Treasury stock	(853,965,000)	(831,510,000)
Retained earnings	958,226,000	903,085,000
Total	$611,681,000	$545,976,000